Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 15, 2007, URS completed the acquisition of Washington Group International, Inc. referred to as the “merger.” The unaudited pro forma condensed combined balance sheet as of September 28, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the nine months ended September 28, 2007 are based on the separate historical consolidated financial statements of URS and the former Washington Group International, Inc., referred to herein as “Washington Group.” These unaudited pro forma condensed combined financial statements reflect the merger and related events using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of September 28, 2007 reflects the merger and related events as if they had been consummated on September 28, 2007. The unaudited pro forma condensed combined statements of operations for the year ended December 29, 2006 and the nine months ended September 28, 2007 reflect the merger and related events as if they had been consummated on December 31, 2005, the beginning of URS’ 2006 fiscal year.

The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the merger. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the separate historical unaudited financial statements of URS as of and for the three months and the nine months ended September 28, 2007 included in URS’ Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2007;

•
the separate historical audited financial statements of URS as of and for the fiscal year ended December 29, 2006 included in URS’ Annual Report on Form 10-K for the fiscal year ended December 29, 2006;

•	the separate historical unaudited financial statements of Washington Group as of and for the three months and the nine months ended September 28, 2007 included as an exhibit in this form 8-K/A; and

•	the separate historical audited financial statements of Washington Group as of and for the fiscal year ended December 29, 2006 included as an exhibit in this form 8-K/A.

We prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting, with URS as the acquirer. Accordingly, the total purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Washington Group acquired in connection with the merger, based on their respective fair values. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent management’s best estimate as of the date of this Form 8-K/A.

In connection with the plan to integrate the operations of URS and Washington Group, we anticipate that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs associated with exit or disposal activities, will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this Form 8-K/A. However, these charges could affect the combined results of operations of URS and Washington Group, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 28, 2007

	Historical (Note 3)
	URS Corporation	Washington Group International, Inc.	Pro Forma Adjustments (Note 4)		Pro Forma Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$141,288	$211,517	$(211,517)	(a)	$141,288
Accounts receivable, net	674,647	300,552	—		975,199
Costs and accrued earnings in excess of billings on contracts in process, net	550,921	416,765	—		967,686
Deferred tax assets	43,667	89,848	(12,128)	(f)	121,387
Prepaid expenses and other current assets	77,104	183,290	(902)	(b)	267,673
			8,181	(c)
Total current assets	1,487,627	1,201,972	(216,366)		2,473,233
Property and equipment at cost, net	172,164	169,924	—		342,088
Goodwill	1,006,832	97,076	2,248,453	(d)	3,255,285
			(97,076)	(d)
Purchased intangible assets, net	3,088	20,260	632,102	(e)	635,190
			(20,260)	(e)
Deferred tax assets	—	217,443	(217,443)	(f)	—
Other assets	51,160	143,845	9,283	(b)	243,238
			50,000	(g)
			(11,050)	(i)
Total assets	$2,720,871	$1,850,520	$2,377,643		$6,949,034
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank overdraft.	$112	$—	$—		$112
Current portion of long-term debt	18,533	—	52,274	(h)	70,807
Accounts payable	346,069	381,776	—		727,845
Accrued salaries and wages	221,438	196,214	48,707	(j)	512,448
			46,089	(l)
Accrued expenses and other current liabilities	89,522	37,587	42,155	(i)	180,665
			212	(k)
			11,189	(m)
Billings in excess of costs and accrued earnings on contracts in process	150,940	102,982	—		253,922
Total current liabilities	826,614	718,559	200,626		1,745,799
Long-term debt	73,445	—	1,228,222	(h)	1,301,667
Deferred tax liabilities	18,624	—	79,094	(f)	97,718
Other long-term liabilities	136,588	221,854	11,370	(m)	355,035
			1,062	(k)
			(15,839)	(j)
Total liabilities	1,055,271	940,413	1,504,535		3,500,219
Minority interests	8,588	15,365	—		23,953
Stockholders’ equity:
Common stock	534	305	(305)	(l)	829
			295	(l)
Treasury stock	(287)	(67,489)	67,489	(l)	(287)
Additional paid-in capital	1,018,781	693,489	(693,489)	(l)	2,789,218
			1,770,437	(l)
Accumulated other comprehensive income (loss)	220	24,785	(24,785)	(l)	220
Retained earnings	637,764	243,652	(243,652)	(l)	634,882
			(902)	(b)
			(1,980)	(b)
Total stockholders’ equity	1,657,012	894,742	873,108		3,424,862
Total liabilities and stockholders’ equity	$2,720,871	$1,850,520	$2,377,643		$6,949,034

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 28, 2007

	Historical (Note 3)
	URS	Washington Group	Pro Forma Adjustments		Pro Forma
	Corporation	International, Inc.	(Note 4)		Combined
	(In thousands, except per share data)
Revenues	$3,643,634	$2,853,119	$23,370	(n)	$6,520,123
Direct operating expenses	(2,434,121)	(2,138,452)	3,278	(o)	(4,592,631)
			(23,336)	(p)
Excess of revenues over direct operating expenses	1,209,513	714,667	3,312		1,927,492
Equity in income of unconsolidated subsidiaries	11,041	38,004	—		49,045
Indirect, general and administrative expenses	(1,024,736)	(634,177)	(8,830)	(p)	(1,659,493)
			8,250	(q)
Operating income	195,818	118,494	2,732		317,044
Interest expense	(10,926)	(4,408)	(78,027)	(r)	(93,361)
Income before taxes and minority interests	184,892	114,086	(75,295)		223,683
Income tax expense	(75,987)	(48,266)	30,494	(s)	(93,759)
Minority interests, net of tax	(3,049)	(5,660)	—		(8,709)
Net income	$105,856	$60,160	$(44,801)		$121,215
Net income per common share:
Basic	$2.05	$2.09			$1.50
Diluted	$2.01	$1.95			$1.48
Weighted average shares outstanding:
Basic	51,559	28,804			81,027 (t)
Diluted	52,546	30,877			82,014 (t)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Fiscal Year Ended December 29, 2006

	Historical (Note 3)
	URS	Washington Group	Pro Forma Adjustments		Pro Forma
	Corporation	International, Inc.	(Note 4)		Combined
	(In thousands, except per share data)
Revenues	$4,222,836	$3,398,082	$8,805	(n)	$7,629,723
Direct operating expenses	(2,737,828)	(2,560,888)	(19,700)	(n)	(5,335,669)
			13,862	(o)
			(31,115)	(p)
Excess of revenues over direct operating expenses	1,485,008	837,194	(28,148)		2,294,054
Equity in income of unconsolidated subsidiaries	17,314	35,816	—		53,130
Indirect, general and administrative expenses	(1,283,533)	(747,103)	(11,801)	(p)	(2,042,437)
Operating income	218,789	125,907	(39,949)		304,747
Interest expense	(19,740)	(11,279)	(92,353)	(r)	(123,372)
Income before taxes and minority interests	199,049	114,628	(132,302)		181,375
Income tax expense	(84,793)	(30,590)	53,582	(s)	(61,801)
Minority interests, net of tax	(1,244)	(3,192)	—		(4,436)
Net income	$113,012	$80,846	$(78,720)		$115,138
Net income per common share:
Basic	$2.23	$2.83			$1.44
Diluted	$2.19	$2.64			$1.42
Weighted average shares outstanding:
Basic	50,705	28,605			80,173 (t)
Diluted	51,652	30,608			81,120 (t)

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Basis of Pro Forma Presentation

On May 27, 2007, URS and Washington Group entered into a merger agreement, which was amended on November 4, 2007, pursuant to which a wholly owned subsidiary of URS merged with and into Washington Group, with Washington Group continuing as the surviving corporation and a wholly owned subsidiary of URS. Immediately following this merger, Washington Group would merge with and into another wholly owned subsidiary of URS with this subsidiary continuing as the surviving corporation and a wholly owned subsidiary of URS. On November 4, 2007, URS and Washington Group amended the terms of the merger agreement. The November 4, 2007 amendment to the merger agreement had the effect of increasing the merger consideration to be paid to Washington Group stockholders for their shares and of providing Washington Group stockholders the additional flexibility to elect to receive merger consideration in any one of three ways: (1) all in shares of URS common stock, (subject to proration as described below), (2) all in cash, (subject to proration as described below), or (3) to receive $43.80 in cash plus .9 shares of URS common stock for each share of Washington Group stock held. The transaction is to be accounted for using the purchase method of accounting. For purposes of these unaudited pro forma condensed combined financial statements, the total purchase consideration in the merger is approximately $3.3 billion, consisting of $1.5 billion in cash, shares of URS common stock valued at $1.8 billion, and approximately $23.1 million in estimated transaction costs, excluding financing costs, to be paid by URS. For purposes of these pro forma financial statements, the actual debt amount has been reduced by approximately $60.0 million to reflect the difference in available cash between September 28, 2007 and the closing date of the merger. (See Note 2 for a more detailed discussion in financing considerations)

Under the terms of the amended merger agreement, each Washington Group stockholder had the right to elect to receive, for each outstanding share of Washington Group common stock, other than those shares held by URS, any subsidiary of URS, Elk Merger Corporation or Bear Merger Sub and other than treasury shares and shares as to which a Washington Group stockholder has validly demanded and perfected appraisal rights under Delaware law, (a) 0.90 of a share of URS common stock and $43.80 in cash, without interest, (b) an amount in cash, without interest, equal to the sum of (i) $43.80 and (ii) 0.90 multiplied by the volume weighted average of the trading prices of URS common stock during the five trading days ending on the trading day that is one day prior to the date of the Washington Group special meeting at which stockholder approval is received, as defined as “VWAP” in the Bloomberg function VAP (the “Volume Weighted Average Price”) or (c) a number of shares equal to the sum of (i) 0.90 and (ii) $43.80 divided by the Volume Weighted Average Price; provided, however, that all-cash and all-stock elections were subject to proration in order to preserve an overall per share mix of 0.90 of a share of URS common stock and $43.80 in cash for all of the outstanding shares of Washington Group common stock taken together. Accordingly, the total purchase price for financial reporting purposes did not vary as a result of individual stockholder elections. URS did not issue fractional shares of URS common stock in the merger. Instead, each Washington Group common stockholder received cash in lieu of fractional shares of URS common stock to which any Washington Group common stockholder is entitled. In addition, immediately following the completion of the merger, each outstanding option to acquire shares of Washington Group common stock, whether or not vested, that remained outstanding as of the effective time of the merger was cancelled and converted into the right to receive the “option consideration,” which equals the product of (1) the number of shares of Washington Group common stock subject to such option and (2) the excess, if any, of $97.89 over the exercise price per share of Washington Group common stock subject to the option. Each Washington Group optionholder, other than Mr. Dennis Washington, had the right to elect to receive the option consideration, for each cancelled Washington Group option owned, in (a) a combination of (i) an amount in cash, without interest, equal to the option consideration multiplied by 0.4474 and (ii) a number of shares of URS common stock equal to the option consideration less the cash payable pursuant to the preceding clause (i), divided by $60.09, which is referred to as a mixed option election; (b) an amount in cash, without interest, equal to the option consideration; or (c) a number of shares of URS common stock equal to the option consideration divided by $60.09; provided, however, that all-cash and all-stock elections were subject to proration in order to preserve an overall option consideration value mix of 44.74% cash and 55.26% URS common stock. Any cancelled option held by Mr. Washington was exchanged only for the combination of cash and stock. In the merger, URS issued approximately 29.5 million shares of URS common stock, based on Washington Group’s shares of common stock and equity awards outstanding, net of tax withholding, as of November 15, 2007. For more information on the merger consideration, please see “The Amendment to the Merger Agreement — Increase in Merger Consideration; Stock and Cash Elections” beginning on page S-31 of the November 5, 2007 joint proxy statement/prospectus supplement dated November 5, 2007 and “The Amendment to the Merger Agreement — Increase in Option Consideration; Stock and Cash Elections” beginning on page S-33 of the November 5, 2007 joint proxy statement/prospectus supplement dated November 5, 2007.

The unaudited pro forma condensed combined balance sheet contains the purchase price allocation, using a per share value of URS common stock of $60.09, based on the average of the closing market prices of URS common stock for the period beginning two trading days before and ending two trading days after November 5, 2007, the day the amendment to the merger was announced.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for using the purchase method of accounting, which is referred to herein as “purchase accounting,” with URS as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Washington Group are adjusted to their fair values. For purposes of these preliminary unaudited pro forma condensed combined financial statements, consideration has also been given to the impact of conforming Washington Group’s accounting policies to those of URS. Additionally, amounts contained in the historical consolidated financial statements of Washington Group have been reclassified, where necessary, to conform to the URS financial statement presentation. The preliminary unaudited pro forma condensed combined financial statements do not reflect the impact of possible revenue enhancements, cost and expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring charges that have yet to be determined or charges or credits that are not expected to have a continuing impact after twelve months succeeding the merger.

The preliminary unaudited pro forma adjustments represent management’s estimates based on information available as of the time these preliminary unaudited pro forma condensed combined financial statements were prepared and are subject to revision as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after completion of a thorough analysis, the purpose of which is to determine the fair values of Washington Group’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments, including conforming Washington Group’s accounting policies to those of URS, could differ materially from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Washington Group’s assets, liabilities, contracts and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will impact the combined income statement due to adjustments in amortization or accretion related to the adjusted assets or liabilities.

Based on Washington Group’s shares of common stock and equity awards outstanding as of November 15, 2007, the total purchase price is as follows:

	Shares	Amounts
	(In thousands)
Cash consideration
Cash consideration for Washington Group common stock outstanding at $43.80 per share	32,620	$1,428,756
Cash consideration for Washington Group deferred stock outstanding at $97.89 per share	70	6,852
Cash consideration for Washington Group stock options outstanding based on 44.74 percent of the excess of $97.89 over the respective exercise prices per share		42,705
Total cash consideration (Note 2)		1,478,313
Stock consideration
Shares of URS common stock issued for Washington Group common stock outstanding at the 0.90 exchange ratio based on the average of the closing market prices of URS common stock for the period beginning two trading days before and ending two trading days after November 5, 2007 of $60.09	29,358	1,764,122
Shares of URS common stock issued for Washington Group stock options outstanding based on 55.26 percent of the excess of $97.89 over the respective exercise prices per share with shares of URS common stock being valued at $60.09 per share	877	52,699
Total URS shares issued and value of equity consideration (1)	30,235	1,816,821
Total gross consideration		3,295,134
Estimated transaction costs, excluding financing costs, to be paid by URS		23,100
Total purchase price		$3,318,234

(1) We issued 29.5 million shares of URS common stock, net of tax withholding, in connection with the merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to Washington Group’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the merger. The total estimated purchase price allocation is as follows:

	Amounts
	(In thousands)
Net tangible assets as of September 28, 2007 at estimated fair value		$439,053
Identifiable intangible assets:
Favorable leases	$15,379
Trade name	150,000
Customer relationships and other	466,723
Total amount allocated to identifiable intangible assets		632,102
Net deferred tax liabilities		(1,374)
Amount allocated to goodwill		2,248,453
Total purchase price		$3,318,234

A preliminary estimate of $439.1 million has been allocated to net tangible assets acquired, excluding net deferred tax liabilities, and $632.1 million has been allocated to amortizable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.  Of the total estimated purchase price allocation, $632.1 million has been allocated to favorable leases, trade name, customer relationships, and other. This adjustment is preliminary and based on management’s estimate. The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. Favorable leases are amortized over the terms of the leases. Trade name is amortized using the straight-line method over an estimated useful life of fifteen years and customer relationships and other are amortized over a weighted average useful life of fifteen years.

Net deferred tax liabilities.  The net deferred tax liabilities reflect the excess of pre-existing deferred tax liabilities over the estimated net deferred tax assets associated with purchase accounting. Such deferred tax liabilities are primarily associated with the step-up to fair value of identifiable intangible assets. This determination is preliminary and subject to change based upon the final determination of the fair values of identifiable intangible assets acquired.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and OtherIntangible Assets,” goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event the management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

2.  Financing Considerations

The unaudited pro forma condensed combined financial statements reflect the amount of debt financing required had the merger and related events been consummated on September 28, 2007, using cash available at that time.  The actual amount of debt financing that was required at the closing time of the merger is different from the pro forma amount by approximately $60.0 million. These unaudited pro forma condensed combined financial statements reflect that URS issued approximately 29.5 million shares of URS common stock, based on Washington Group’s shares of common stock and equity awards outstanding, net of tax withholding, as of November 15, 2007, and paid approximately $1.5 billion in cash to holders of Washington Group’s common stock, deferred and restricted stock, and stock options in this merger. In addition, we will pay approximately $67.3 million in cash to the holders of Washington Group’s performance units.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

The pro forma condensed combined financial statements reflect management’s current estimate that the cash portion of the purchase price was funded by a combination of cash, the issuance of a $1.1 billion Tranche A term loan at an interest rate of 6.84% (LIBOR rate plus an additional margin of 2.00%), the issuance of a $0.3 billion Tranche B term loan at an interest rate of 7.59% (LIBOR rate plus an additional margin of 2.75%) and the remainder in a revolving line of credit at an interest rate of 6.84% (LIBOR rate plus an additional margin of 2.00%). Our pro forma interest expense also reflects a commitment fee payable on the unused portion of the revolving line of credit of 0.375%.

The actual interest rates charged on the new senior secured credit facility and our commitment fee applicable to the unused portion of the revolving line of credit are based on our consolidated leverage ratio at closing and our up-front financing fee is based on our credit ratings as of the closing date. At the time of closing, we borrowed $1.1 billion of Tranche A term loan and $0.3 billion of Tranche B term loan.

3.  Reclassifications

The following reclassifications have been made to conform URS’ and Washington Group’s historical reported financial statements to the basis of presentation in the unaudited pro forma condensed combined balance sheet as of September 28, 2007, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 28, 2007 and the year ended December 29, 2006. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity, and net income.

URS reclassifications

•
Condense $17.7 million and $19.1 million of receivable allowances as of September 28, 2007 to accounts receivable, net and accrued earnings in excess of billings on contracts in process, net, respectively; and

•
Reclassify $11.0 million and $17.3 million of equity in income of unconsolidated subsidiaries for the nine months ended September 28, 2007 and the year ended December 29, 2006, respectively, from revenues to equity in income of unconsolidated subsidiaries.

Washington Group reclassifications

•	Reclassify $85.3 million of restricted cash and $54.3 million of investments in and advances to construction joint ventures as of September 28, 2007 to prepaid expenses and other current assets;

•	Reclassify $20.3 million of intangible assets as of September 28, 2007 from other assets to purchased intangible assets;

•	Condense $125.9 million of investments in unconsolidated affiliates as of September 28, 2007 to other assets;

•	Condense $73.4 million of self-insurance reserves and $84.7 million of pension and post-retirement benefit obligations as of September 28, 2007 to other long-term liabilities;

•
Reclassify $576.2 million and $681.4 million of Washington Group’s employee benefits, insurance and other overhead expenses for the nine months ended September 28, 2007 and the year ended December 29, 2006, respectively, from direct operating expenses to indirect, general and administrative expenses. Washington Group historically classified direct expenses, an allocation of indirect expenses, and overhead expenses associated with its business units as cost of revenue in the determination of gross profit. URS’ historical classification of expenses included the deduction of direct expenses to determine excess of revenues over direct operating expenses and indirect expenses are combined with general and administrative expenses to determine operating income. Accordingly, Washington Group’s expenses have been reclassified to be consistent with URS’ presentation;

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

•
Reclassify $6.9 million of interest income and $0.4 million of other non-operating expense for the nine months ended September 28, 2007 to indirect, general and administrative expenses. For the year ended December 29, 2006, $16,000 of other operating income, $10.5 million of interest income, and $0.5 million of other non-operating expense were reclassified to indirect, general and administrative expenses;

•	Reclassify $8.3 million of merger-related costs for the nine months ended September 28, 2007 to indirect, general and administrative expenses; and

•	Reclassify $5.1 million write-off of deferred financing fees for the year ended December 29, 2006 to interest expense.

4.  Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

(a) Reflect the utilization of Washington Group’s cash to fund a portion of the total purchase price.

(b) Write off current and long-term capitalized debt issuance costs related to URS’ term loans and Washington Group’s existing capitalized credit facility fees and record the new long-term capitalized debt issuance costs required under the new credit facility, resulting in a net short-term decrease of $0.9 million and a net long-term increase of $9.3 million in debt issuance costs.

(c) Adjust Washington Group’s property held for sale to fair value.

(d) Eliminate Washington Group’s historical goodwill and record preliminary goodwill resulting from the merger. See Note 1 for a more detailed discussion.

(e) Eliminate Washington Group’s historical intangible assets and record the preliminary estimated identifiable intangible assets, which include favorable operating leases, trade name, customer relationships and other. See Note 1 for a more detailed discussion.

(f) Adjust deferred income taxes, which are primarily associated with the estimated identifiable intangible assets and pro forma adjustments attributable to the merger.

(g) Record Washington Group’s investment in an incorporated mining venture, MIBRAG mbH, a company that operates lignite coal mines and power plants in Germany, to fair value. Washington Group has been accounting for this investment using the equity method and therefore the recorded value of the investment has been adjusted to the estimated fair value, based on discounted future cash flows.

(h) Record borrowings and debt discount under the new credit facility used to finance the merger and record payment of amounts currently outstanding under URS’ existing credit facility. (See Note 2).

	Short Term	Long Term
	(In thousands)
New credit facility	$57,408	$1,283,388
Debt discount associated with new credit facility	(5,134)	(16,166)
Payoff of URS’ existing credit facility	—	(39,000)
	$52,274	$1,228,222

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(i) Accrue estimated incremental direct and external transaction costs of $42.2 million, comprised of investment banking fees, legal fees, accounting fees, due diligence expenses, and filing and printing costs related to the merger. The estimated transaction costs, excluding financing costs, are being paid from the combined company’s cash subsequent to the closing of the merger. URS’ portion of the estimated transaction cost in the merger is approximately $23.1 million. Of the total estimated transaction costs related to the merger, excluding financing costs, approximately $12.1 million was paid or accrued by URS and an additional $30.1 million was accrued by Washington Group.

As of September 28, 2007, URS recorded $11.0 million of the merger related costs, which is included in other assets on URS' unaudited historical balance sheet as of September 28, 2007.  This amount is considered a part of the purchase price and, accordingly, it is reclassified to goodwill as if the merger had been consummated as of September 28, 2007.

Washington Group’s total estimated merger related costs will be approximately $39.6 million, $9.5 million of which was accrued in the unaudited historical balance sheet as of September 28, 2007.

(j) Accrue estimated incremental amount of $32.9 million in payments that vested under long-term incentive compensation arrangements upon the change in control of Washington Group and reclassified the non-current portion of $15.8 million to current. As of September 28, 2007, Washington Group had accrued $34.4 million of long-term incentive compensation associated with performance units which, together with the $32.9 million additional accrual, resulted in $67.3 million as change-in-control payments shortly after closing.

(k) Accrue estimated incremental amount of $1.3 million for Washington Group directors’ and officers’ insurance liability that URS is expected to maintain for six years from the effective date pursuant to the merger agreement.

(l) Eliminate Washington Group’s historical equity balances and record shares of URS common stock issued as a result of the merger.  This includes tax withholdings on the settlement of stock compensation in connection with the merger.

(m) Record a net normal profit fair value adjustment as of September 28, 2007 related to Washington Group in-process customer contracts that have terms that are either more or less favorable than the terms that could be realized in a current market transaction. A normal profit liability or asset is recognized in connection with purchase accounting such that the rate of return reflected in the post-acquisition financial statements of the acquirer is equal to a market return for the acquirer’s remaining performance effort under the contract. Above- or below-market rates of return can occur for a variety of reasons, including: proposing and securing a contract at above or below market profitability levels; cost over- or under-runs on fixed price, lump-sum contracts, fixed unit price contracts, target price contracts or cost over-runs on cost reimbursable contracts that contain cost ceilings; changed conditions that cannot be resolved through change orders or claims; and shifts in market prices resulting in higher or lower margins occurring after a particular contract was established. The net normal profit fair value adjustment was determined by reviewing significant customer contracts to be acquired and comparing the estimated profit margin to be realized under the contract to the current market rate of return at September 28, 2007 for similar contracts negotiated in a competitive bidding environment. The net normal profit fair value adjustment primarily relates to fixed-price construction projects and fixed unit price mining contracts that have experienced cost over-runs due to higher material, labor and equipment operating costs than anticipated during the period between contract consummation and the date of the acquisition.

The following table summarizes the net normal profit fair value adjustment as of September 28, 2007.

Amount
(In thousands)
Accrued expenses and other current liabilities	$11,189
Other long-term liabilities	11,370
$22,559

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Assuming the merger and related transactions were consummated on September 28, 2007, the net normal profit fair value adjustment of $22.6 million would be amortized as an increase to revenue as summarized in the table below. The amortization is based on the expected progress towards completion to be made on each contract over the remaining contract term.

Year	Amount
(In thousands)
Remainder of fiscal 2007	$2238
2008	10,984
2009	6,531
2010	1,858
2011	454
Thereafter	494
Total	$22,559

Pro Forma Adjustments to Condensed Combined Statements of Operations

(n) Record amortization of the acquired Washington Group normal profit asset and liability that would have been recorded as of December 31, 2005 under the assumption that the merger and related transactions would have been consummated as of that date, the beginning of URS’ 2006 fiscal year. Acquired contracts were reviewed as described in note (m) above to determine the amount of the normal profit asset and liability required for the return reflected in the post-acquisition financial statements to be equal to the then current market returns. The normal profit asset relates to a management services contract with the Department of Energy that included performance incentive fees based on the achievement of specific milestones. Significant progress was made towards the achievement of the milestones prior to December 31, 2005; however, the related performance incentive fees were not recognized in the historical financial statements until fiscal year 2006. Accordingly, the normal profit asset represents the estimated performance incentive fees recognized in fiscal year 2006 related to work performed prior to December 31, 2005. The contract terminated at the end of fiscal year 2006; therefore, there is no amortization for the nine months ended September 28, 2007.

The following table summarizes the amortization of the December 31, 2005 normal profit fair value adjustment, based on the expected progress towards completion to be made on each contract over the remaining contract term.

	Nine Months Ended September 28, 2007	Fiscal Year Ended December 29, 2006
	(In thousands)
Amortization of normal profit liability (increase to revenues) related to contracts yielding below market profit margins	$23,370	$8,805
Amortization of normal profit asset (increase to direct operating expenses) related to contract yielding an above market profit margin	—	19,700

(o) Reverse the amortization of Washington Group’s historical intangible assets.

(p) Record the amortization of the purchased intangible assets resulting from the merger. The purchased intangible assets consist of the estimated fair market value of the acquired trade name, favorable leases and customer relationships. (See Note 1)

	Nine Months Ended September 28, 2007	Fiscal Year Ended December 29, 2006
	(In thousands)
Amortization of purchased intangible assets:
Trade name	$7,500	$10,000
Favorable leases	1,330	1,801
	$8,830	$11,801
Customer relationships and other intangible assets	$23,336	$31,115

(q) Reverse the reclassified merger-related costs recorded by Washington Group during the nine months ended September 28, 2007.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

(r) Record estimated incremental interest expense and incremental amortization of financing fees and debt discount associated with debt expected to be incurred in connection with the merger. (See Note 2)

	Nine Months Ended September 28, 2007	Fiscal Year Ended December 29, 2006
	(In thousands)
Interest expense calculated based on current rate as of December 28, 2007	$84,842	$117,757
Less: Reversal of URS’ historical interest expense	(4,655)	(16,049)
Less: Reversal of URS’ historical debt issuance cost amortization related to the existing credit facility	(575)	(767)
Less: Reversal of Washington Group’s historical credit facility interest, and write off and amortization of deferred finance fees	(1,585)	(8,588)
Total	$78,027	$92,353

A 1/8% increase in the estimated LIBOR rate would increase interest expense to $86,231 for the nine months ended September 28, 2007 and to $119,689 for the fiscal year ended December 29, 2006. A 1/8% decrease in the estimated LIBOR rate would decrease interest expense to $83,455 for the nine months ended September 28, 2007 and to $115,825 for the fiscal year ended December 29, 2006.

The Tranche A term loans have a final maturity date of five years after the closing date. Quarterly principal payments, commencing with the first quarter following the closing date, are required in aggregate annual amounts expressed as a percentage of the original principal amount of the Tranche A term loans as follows: (i) 5% in years one and two, (ii) 10% in years three and four and (iii) 70% in year five. The Tranche B term loans have a final maturity date of five and one-half years after the closing date. Commencing with the first quarter following the closing date, quarterly payments will be required of .25%, or 1% in aggregate on an annual basis in years one through four and half, of the original aggregate principal amount of the Tranche B term loans. Over the four quarters prior to maturity, the remaining principal balance of the Tranche B term loans will be payable in equal quarterly amounts.

For the fiscal year ended December 29, 2006, estimated pro forma interest expense under the new credit facility is calculated based on the estimated average outstanding borrowings of $1.5 billion, after giving effect to the merger and related events, as if the merger had been consummated on December 31, 2005. For the nine months ended September 28, 2007, estimated pro forma interest expense under the new credit facility is calculated based on the estimated average outstanding borrowings of $1.3 billion assuming that estimated annual debt payments were made at the end of fiscal year 2006.

(s) Record the tax effect of pro forma adjustments at an assumed blended statutory tax rate of 40.5%.

(t) The pro forma basic and diluted net income per share is based on the historical weighted-average number of shares of URS common stock used in computing basic and diluted net income per share, plus 29.5 million shares of URS common stock issued in connection with the merger based on the Washington Group’s shares of common stock and stock options outstanding, net of tax withholdings, as of November 15, 2007.